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Exhibit 4.8

ITV plc

Granada plc

Carlton Communications Plc

Lazard & Co., Limited

UBS Limited

SPONSORS AGREEMENT

Contents

1.	Definitions and Interpretation		2
2.	Appointments		2
3.	Applications for Admission		3
4.	Delivery of Documents		3
5.	Undertakings of the Company, Granada and Carlton		3
6.	Representations, Warranties and Undertakings		3
7.	Exclusions of Liability		5
8.	Indemnities		5
9.	Termination		7
10.	Withholding and Grossing-up		8
11.	CREST		9
12.	General Provisions		9
13.	Post-Admission Matters		10
14.	Counterparts		10
15.	Entire Agreement		10
16.	Notices		10
17.	Governing Law and Jurisdiction		13
Schedule 1			14
	Definitions and Interpretation		14
Schedule 2			18
	Delivery of Documents		18
	Part 1:	Documents to be delivered to Joint Sponsors (the Company)	18
	Part 2:	Documents to be delivered to Joint Sponsors (Granada)	21
	Part 3:	Documents to be delivered to Joint Sponsors (Carlton)	22
	Part 4:	Documents to be prepared by Joint Sponsors	23
	Part 5:	Additional Documents required by the UK Listing Authority and London Stock Exchange (48 hour documents)	24
	Part 6:	Documents to be delivered to the Joint Sponsors immediately prior to Admission	25
Schedule 3			26
	Undertakings		26
Schedule 4			28
	Representations, Warranties and Undertakings		28

THIS AGREEMENT is made on 5th December 2003

BETWEEN:

(1)
ITV PLC, a public limited company incorporated in England and Wales with registered number 4875222 and whose registered office is at The London Television Centre, Upper Ground, London, SE1A 9LT (the "Company");

(2)
GRANADA PLC, a public limited company incorporated in England and Wales with registered number 3962410 and whose registered office is at The London Television Centre, Upper Ground, London, SE1A 9LT ("Granada");

(3)
CARLTON COMMUNICATIONS PLC, a public limited company incorporated in England and Wales with registered number 348312 and whose registered office is at 25 Knightsbridge, London, SW1X 7RZ ("Carlton");

(4)
LAZARD & CO., LIMITED of 50 Stratton Street, London, W1J 8LL ("Lazard"); and

(5)
UBS LIMITED of 1 Finsbury Avenue, London, EC2M 2PP ("UBS").

WHEREAS

(A)
The ordinary shares of Granada and Carlton and the preference shares of Carlton are listed on the London Stock Exchange.

(B)
Pursuant to a Merger Agreement, it is proposed that Granada and Carlton will merge by means of inter-conditional schemes of arrangement under Section 425 of the Companies Act whereby the Company will become the holding company of both Granada and Carlton and the ordinary shares of both Granada and Carlton and the preference shares of Carlton will be de-listed.

(C)
Under the terms of the Merger:

(a)
pursuant to the Granada Scheme, the whole of the issued share capital of Granada will be cancelled. Out of the reserve thereby created, Granada will make a capitalisation issue of ordinary shares to ITV;

(b)
pursuant to the Carlton Schemes, the whole of the issued ordinary share capital of Carlton (other than the ordinary shares in the capital of Carlton held by ITV) will be redesignated as A ordinary shares and then cancelled and the whole of the issued preference share capital of Carlton will be cancelled. Out of the reserves thereby created, Carlton will make capitalisation issues of ordinary shares to the Company;

(c)
in consideration, the Company shall allot and issue, credited as fully paid, the Ordinary Shares to Granada and Carlton shareholders, on the basis of:

(i)
for each Granada ordinary share, 1 Ordinary Share; and

(ii)
for each Carlton ordinary share, 1.9386 Ordinary Shares and 0.1835 Convertible Shares,

    and for each Carlton preference share, shall pay the sum of 102 pence plus accrued dividend to the date of cancellation.

(D)
The Company has requested that Lazard and UBS act as joint sponsors to the Admission.

(E)
Lazard and UBS have agreed to act as joint sponsors to the Company in connection with its application for Admission, on the terms and subject to the conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.     Definitions and Interpretation

1.1
Each word and expression used in this Agreement (including the Recitals and Schedules to it), except insofar as the context requires otherwise, has the meaning (if any) given to it in Schedule 1.

1.2
This Agreement (and the Recitals and Schedules to it) are to be construed and interpreted in accordance with Schedule 1.

1.3
The Recitals and Schedules to this Agreement are to have effect as parts of this Agreement.

2.     Appointments

2.1
The Company hereby confirms the appointment of each of Lazard and UBS as joint sponsor in connection with the applications for Admission to act on behalf of the Company in connection therewith including liaising with the UK Listing Authority and the London Stock Exchange in relation to any matter arising out of or in connection with Admission and each of Lazard and UBS hereby accepts such appointment and agrees so to act. The Joint Sponsors shall comply with their obligations under the Listing Rules including (without limitation) their obligations under Listing Rule 2.10 and further shall, on behalf of the Company, use all reasonable endeavours to assist the Company to procure that:

(a)
the Listing Particulars are approved by the UK Listing Authority in accordance with the Listing Rules by not later than midnight at the end of 8 December 2003 or such other date as the Company and the Joint Sponsors may agree;

(b)
the Listing Particulars are published and made available in accordance with the Listing Rules by no later than close of business on 8 December 2003 or such other date as the Company and the Joint Sponsors may agree; and

(c)
the Formal Notice is placed in the Financial Times by no later than 10 December 2003 or such other date as the Joint Sponsors and the Company may agree.

2.2
The appointments in Clause 2.1 give each of Lazard and UBS all powers, authorities and discretions which are necessary for, or reasonably incidental to, the proper performance of its functions as joint sponsor, the publication of the Listing Particulars (and any communications or negotiations with, and the delivery of documents to, the UK Listing Authority and/or the London Stock Exchange) and obtaining Admission. The Company (and, if relevant, Granada and Carlton) shall ratify and confirm all action which Lazard or UBS takes in connection with this Agreement, other than any action which it would be unlawful to ratify.

2.3
Each of the Company, Granada and Carlton severally undertakes to each of the Joint Sponsors that it will at any time before or after the date of Admission, provide or procure the provision to the Joint Sponsors of all information and assistance reasonably requested by the Joint Sponsors or that may be required by the Joint Sponsors to satisfy their obligations under the Listing Rules, including to provide to the UK Listing Authority and/or the London Stock Exchange any information or explanation as the UK Listing Authority and/or the London Stock Exchange may require for the purpose of verifying whether the Listing Rules or the Admission and Disclosure Standards are being and have been complied with by each of the Joint Sponsors or by the Company.

2.4
The Joint Sponsors shall give the Company, Granada and Carlton all assistance which each of them reasonably requires in connection with Admission.

3.     Applications for Admission

3.1
The Company confirms that it has made the formal applications for Admission to the UK Listing Authority and the London Stock Exchange.

3.2
So far as is within its power, each of the Company, Granada and Carlton severally undertakes to each of the Joint Sponsors to execute or cause to be executed all such documents, to provide or cause to be provided all such information, and to do or cause to be done everything required by or necessary to comply with the requirements of the UK Listing Authority and the London Stock Exchange in connection with such applications and to use reasonable endeavours to secure Admission not later than 8.00 a.m. on 2 February 2004 (or such later time and/or date as Carlton and Granada may agree with the Joint Sponsors).

4.     Delivery of Documents

4.1
Each of the Company, Granada and Carlton shall severally procure that there are delivered to the Joint Sponsors the documents specified in Parts 1, 2 and 3 of Schedule 2 on the date of this Agreement (and, in the case of the documents specified in Parts 5 and 6 of Schedule 2, before Admission) and, as soon as reasonably practicable following the making of a request in writing therefor by the Joint Sponsors to the Company or to Granada or to Carlton, the Company or Granada or Carlton (as the case may be) shall deliver to the Joint Sponsors all such further information and documents (including any executed documents) as the Joint Sponsors may reasonably require for the purpose of fulfilling its obligations under this Agreement or as may be necessary to comply with the requirements of the UK Listing Authority or the London Stock Exchange or any other regulatory body in connection with any matter contemplated by the Listing Particulars, the Admission and Disclosure Standards or this Agreement.

4.2
One set of each of the documents required to be delivered in accordance with Clause 4.1 shall be delivered to each of the Joint Sponsors.

4.3
The Joint Sponsors are hereby authorised and undertake to deliver:

(a)
(subject to the Joint Sponsors receiving the documents listed in Parts 1, 2, 3 and, as appropriate, 5 and 6 of Schedule 2) the documents referred to in Parts 4, 5 and 6 of Schedule 2 to the UK Listing Authority; and

(b)
any other such information or document to the UK Listing Authority, the London Stock Exchange or any other regulatory body if and to the extent required for such purpose.

4.4
Each of Granada, Carlton and (so far as it is able) the Company severally agrees to use all reasonable endeavours to procure that, subject to the Listing Particulars having been formally approved by the UK Listing Authority and delivered to the Registrar of Companies for registration pursuant to Section 83 of the FSMA, the Scheme Document and the Listing Particulars are posted to all registered shareholders of Granada and Carlton by 11.59 pm on 8 December 2003.

5.     Undertakings of the Company, Granada and Carlton

  The provisions of Schedule 3 to this Agreement shall have effect as several undertakings, on the part of the persons specified in the relevant paragraphs of Schedule 3, to each of the Joint Sponsors on and from the date of this Agreement.

6.     Representations, Warranties and Undertakings

6.1
The Company represents, warrants and undertakes to each of the Joint Sponsors in the terms of the Warranties set out in Schedule 4. The Company accepts that each of the Joint Sponsors is entering into this Agreement in reliance upon each of such representations, warranties and undertakings.

6.2
Granada (other than in relation to Carlton or the Carlton Scheme) represents, warrants and undertakes to each of the Joint Sponsors in the terms of the Warranties set out in Schedule 4. Granada accepts that each of the Joint Sponsors is entering into this Agreement in reliance upon each of such representations, warranties and undertakings.

6.3
Carlton (other than in relation to Granada or the Granada Scheme) represents, warrants and undertakes to each of the Joint Sponsors in the terms of the Warranties set out in Schedule 4. Carlton accepts that each of the Joint Sponsors is entering into this Agreement in reliance upon each of such representations, warranties and undertakings.

6.4
Each of the Warranties shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of them or any other term of this Agreement.

6.5
The representations, warranties and undertakings given pursuant to Clause 6.1 are given as at the date of this Agreement and shall be deemed to be repeated and given as at and on the date of publication by the Company pursuant to Section 81 of the FSMA of any Supplementary Listing Particulars and as at and on the day of Admission by reference to the facts and circumstances then existing.

6.6
Each of the Warranties shall be qualified to the extent of any facts or information disclosed in the Listing Documents (including, for the avoidance of doubt, any information disclosed in any Supplementary Listing Particulars).

6.7
Where any of the Warranties is expressed to be qualified by a reference to awareness and/or knowledge and/or information and/or belief, that reference shall be deemed to include a statement to the effect that it has been given after due and careful enquiry, including due and careful enquiry of and by each of the ITV Directors, the Granada Directors or the Carlton Directors (as the case may be).

6.8
If, at any time prior to Admission, the Joint Sponsors become aware that any of the Warranties was, is, has become or is reasonably likely to become, untrue, inaccurate or misleading in any respect which, in the reasonable opinion of the Joint Sponsors, acting jointly, is material in the context of Admission, the Joint Sponsors may (without prejudice to the Joint Sponsors right to terminate this Agreement pursuant to Clause 9), after consultation to the extent reasonably practicable with Granada and Carlton, acting reasonably in the light of all relevant requirements, require the Company at its own expense promptly to amend, update or supplement the Listing Particulars and/or any Supplementary Listing Particulars (the form and content of any such amendment, update or supplement to be approved by the Joint Sponsors (such approval not to be unreasonably withheld or delayed)) and/or require the Company and/or Granada and/or Carlton at its own expense promptly to make such announcements and/or despatch such communications and/or take such other steps as they, after consultation with Granada and Carlton to the extent reasonably practicable, reasonably consider necessary in connection with the material untruth, inaccuracy or misleading nature of the Warranty concerned.

6.9
If any Supplementary Listing Particulars are published, references in this Agreement to the Listing Particulars are, as the context permits, to be read as references to the Supplementary Listing Particulars.

7.     Exclusions of Liability

7.1
The Company hereby agrees with each of the Joint Sponsors (for itself and on trust for each other member of the Lazard Group and the UBS Group, as appropriate, and each of the directors, partners, officers, employees or agents of any such person (each of the Joint Sponsors and each of the foregoing, an Indemnified Person)) that no Claim shall be made against any Indemnified Person by the Company or by any of its subsidiary undertakings or associates or by any director, officer, employee or agent of any such body corporate in respect of any and all actions, claims, losses, liabilities, damages, costs, charges and expenses which any such person may suffer or incur relating to the carrying out by any Indemnified Person of obligations or services in connection with this Agreement or any other agreements relating to Admission or in connection with Admission, save to the extent that the same shall have arisen directly as a result of (i) the negligence or wilful default of the relevant Indemnified Person; or (ii) a breach by that Indemnified Person of its duties or obligations under the FSMA or under the rules of the Financial Services Authority; or (iii) a material breach of its obligations under this Agreement or a material breach of its Relevant Obligations (other than, in any of the above cases, any such breach which has arisen as a result of any matter or event beyond the Indemnified Person's reasonable control) and provided that the exceptions in (i), (ii) and (iii) of this Clause 7.1 shall not apply to the extent that any Claim arises out of, or is attributable to, any matters referred to in Clause 8.3(a).

7.2
Notwithstanding any rights or claims which the Company may have or assert against either of the Joint Sponsors in connection with this Agreement or Admission, no claim will be brought by the Company or by any of its subsidiary undertakings or associates or by any director, officer, employee or agent of any such body corporate against any director or any other officer and/or employee of either of the Joint Sponsors in respect of any conduct, action or omission by the individual concerned in connection with this Agreement or Admission.

8.     Indemnities

8.1
Carlton acknowledges and agrees that the activities of UBS as joint sponsor under the terms of this Agreement form part of their activities under the UBS Engagement Letter and accordingly fall within the scope of the indemnity and the exclusion of liability set out in Clauses 9 and 10 of, and the Schedule to, the UBS Engagement Letter, subject to the limitations set out therein.

8.2
Granada acknowledges that the activities of Lazard as joint sponsor under the terms of this Agreement form part of their activities under the Lazard Engagement Letter and accordingly fall within the scope of the indemnity and the exclusion of liability set out therein, subject to the limitations set out therein.

8.3
Subject to clause 8.7, the Company hereby agrees and undertakes to each of the Joint Sponsors (for itself and on trust for each other Indemnified Person) to indemnify each Indemnified Person against all or any Claims asserted or established against that Indemnified Person in any jurisdiction by any person whatsoever and against all Expenses which that Indemnified Person may suffer or incur (including, but not limited to, all Expenses suffered or incurred in investigating, preparing for or disputing any Claim and/or in establishing a right to be indemnified pursuant to this Clause 8.3 and/or in seeking advice regarding any Claim or in any way related to or in connection with this indemnity) if the Claim or Expense arises under, out of, or in connection with, directly or indirectly, Admission or this Agreement, including but not limited to:

(a)
the Listing Documents or any of them not containing or fairly presenting, or being alleged not to contain or not fairly to present, all information required to be contained therein or any statement therein being or being alleged to be in any respect untrue, inaccurate, incomplete, misleading or not based on reasonable grounds; and/or

  (b)
  the distribution, issue or approval of the Listing Documents or any of them or other documents or materials in connection with Admission (including the issue or approval for the purpose of Section 21 of the FSMA of any invitation or inducement to engage in investment activity); and/or

  (c)
  any breach or alleged breach by the Company or Granada or Carlton or any of any of its obligations (including the Warranties) in this Agreement or any other agreement to be entered into by it in connection with Admission or this Agreement; and/or

  (d)
  any failure or alleged failure by the Company or Granada or Carlton or any of its agents, employees or advisers to comply with the FSMA or the Listing Rules or the Admission and Disclosure Standards, or any other legal or regulatory requirements in relation to the proposed Admission or this Agreement, save that an Indemnified Person shall not be entitled to any indemnity under this Clause 8.3 in relation to any Claim or Expense to the extent that the Claim or Expense concerned shall have arisen directly from (i) the negligence or wilful default of the relevant Indemnified Person; or (ii) from a material breach by that Indemnified Person of his or its obligations under this Agreement or from a material breach of its Relevant Obligations (other than, in any of the above cases, any such breach which has arisen as a result of any matter or event beyond the Indemnified Person's reasonable control) provided that the exceptions in (i) and (ii) in this Clause 8.3 shall not apply to the extent any Claims or Expenses arise out of, or are attributable to, any of the matters referred to in Clause 8.3(a).

8.4
Where one or more Indemnified Persons is the subject of a claim alleging liability in respect of any damage or loss arising from or in any way connected with Admission or this Agreement, then the total amount of such damage or loss recoverable from any such Indemnified Persons shall be limited to such proportion of the damage or loss as is finally determined to be just and equitable, having regard to the relative responsibility of (i) each Indemnified Person so liable and (ii) any other person (including, for the avoidance of doubt and without limitation, each of the Company, Granada, Carlton, any of their respective subsidiary undertakings or associates and any director, officer, employee or agent of any such body corporate and any other person unrelated to the Company or Granada or Carlton) who is jointly or severally liable for the damage or loss or any part thereof (a Third Party). For the avoidance of doubt, any limitation or exclusion or restriction on the liability of any Third Party under any jurisdiction, whether arising under statute or contract or resulting from death, bankruptcy or insolvency (a Liability Limitation) shall be ignored for the purposes of determining the extent of responsibility of that Third Party under (ii) above.

8.5
Without prejudice to Clause 8.4 above, where:

(a)
notwithstanding anything in Clause 7 above, it has been finally determined that one or more Indemnified Persons is liable to the Company or Granada or Carlton for any damage or loss; and

(b)
any Third Party has the benefit of a limitation or exclusion or restriction of liability arising under a contract with the Company or Granada or Carlton (the Contractual Liability Limitation),

  then the total liability of any such Indemnified Person to the Company or Granada or Carlton in respect of the relevant damage or loss shall not exceed the maximum amount which the Company or Granada or Carlton could recover from such Indemnified Person after deducting such sums as that Indemnified Person, the Company, Granada and Carlton would in aggregate have been entitled to recover from any Third Party in respect of the relevant damage or loss, but is prevented from recovering as a result of the Contractual Liability Limitation.

8.6
Each of the Joint Sponsors shall have regard to any reasonable request which the Company (following Admission) or Granada or Carlton (prior to Admission) may make in relation to any Claim asserted against either of the Joint Sponsors, subject to the Company or Granada or Carlton (as the case may be) indemnifying and securing each of the Joint Sponsors in a manner satisfactory to the Joint Sponsors against any and all costs, charges and expenses incurred by either of them in complying with any such request. Where each of the Joint Sponsors reasonably believes that a Claim may be established against it, the Company, Granada and Carlton shall (so far as each is able) comply with any reasonable request from each of the Joint Sponsors in relation to such Claim and, in particular, the Company, Granada and Carlton shall promptly provide copies of, or access to, all documents so requested.

8.7
The obligations of the Company to indemnify each Indemnified Person pursuant to this Clause 8 shall only have effect to the extent that such Indemnified Person is unable to obtain full indemnity against all relevant Claims and for all relevant Expenses under the indemnities contained in the Lazard Engagement Letter and/or the UBS Engagement Letter (as appropriate) having used all reasonable endeavours to do so.

8.8
This Clause 8 shall be without prejudice to any other rights or remedies either of the Joint Sponsors may have and shall, subject to Clause 8.7, be in addition to and not in substitution for, the rights and remedies under the Lazard Engagement Letter and the UBS Engagement Letter and shall survive any termination of the agreements and arrangements contained in this Agreement.

9.     Termination

9.1
If at any time on or before Admission:

(a)
it shall come to the notice of the Joint Sponsors that any statement contained in any Listing Document is or has become untrue, incorrect or misleading in any material respect, or any matter has arisen, which would, if Admission occurred at that time, constitute a material omission from the Listing Documents, or any of them, and which the Joint Sponsors, acting jointly, in good faith and reasonably, consider to be material in the context of Admission; or

(b)
any of the representations, warranties and undertakings contained, or referred to, in this Agreement is not, or has ceased to be, true and accurate in all material respects by reference to the facts and circumstances subsisting at that time or that a matter has arisen which might reasonably be expected to give rise to a claim under Clause 8 and which, in any such case, the Joint Sponsors, acting jointly, in good faith and reasonably, consider to be material in the context of Admission; or

(c)
the Company, Granada or Carlton has not complied or cannot comply with any of its obligations under this Agreement or otherwise relating to the Admission and which the Joint Sponsors, acting jointly, in good faith and reasonably, consider to be material in the context of Admission;

(d)
the Lazard Engagement Letter or the UBS Engagement Letter is terminated; or

(e)
the Joint Sponsors are of the opinion, acting in good faith, that the Company is unsuitable for listing on the Official List as a result of any material adverse change in the business, financial or trading position of Granada or Carlton which would, in the reasonable opinion of the Joint Sponsors having regard to the approach of the Panel to such matters, entitle either Granada or Carlton to invoke the condition set out in paragraph 1.4(i)(ii) or 1.4(j)(ii) of Part Three of the Scheme Document, whether or not Granada or Carlton do so, the Joint Sponsors, acting jointly, may, in their absolute discretion, by notice in writing given to the Company, any of the Directors, Granada and Carlton, terminate this Agreement, except to the extent specified in Clause 9.3. Prior to giving such notice, the Joint Sponsors will use all reasonable endeavours to consult with the Company, Granada and Carlton but a failure to do so will not invalidate any notice given under this Clause 9.1.

9.2
The Joint Sponsors shall be entitled to, and will if so required by Granada, Carlton or the Company, at any time following termination of this Agreement, on behalf of the Company, withdraw any application to the Listing Authority and the London Stock Exchange for Admission and require the Company and/or Granada and/or Carlton to make (or, failing which, the Joint Sponsors will themselves be entitled to make) an announcement of such withdrawal.

9.3
The termination of this Agreement (save to the extent specified in this Clause 9.3) pursuant to Clause 9.1 shall be without prejudice to:

(a)
the terms of the Lazard Engagement Letter and the UBS Engagement Letter (as the case may be); and

(b)
the provisions of Clauses 1, 7 to 10, 12 and 14 to 17 and paragraph 5 of Schedule 3 concerning announcements, which will continue to apply.

10.   Withholding and Grossing-up

10.1
All sums payable to either or both of the Joint Sponsors or any other Indemnified Person (for the purposes of this Clause 10 only, each a payee) under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the person liable under this Agreement to make such payment or withholding shall pay such additional amounts as shall be required to ensure that the total net amount received by the payee will equal the full amount which would have been received by it had no such deduction or withholding been made.

10.2
If any Tax authority brings into charge to Tax (or into any computation of income, profit or gains for the purposes of any charge to Tax or would bring into charge to Tax in the absence of any relief available to the payee) any sum payable to a payee under this Agreement or any sum withheld in accordance with Clause 10.1 from any payment made to such a person under this Agreement the person liable under this Agreement to make such payment or withholding shall pay to the payee such additional amounts as shall be required to ensure that the total net amount left in the hands of the payee after any such charge to Tax (or such amount as would have been left in the hands of the payee after such charge if any reliefs available to the payee were ignored) will equal the full amount which would have been left in the hands of that payee had no such charge to Tax been made (or such amount as would have been left in the hands of the payee had no such charge been made where any reliefs available to the payee were ignored) (such additional payments being made by the later of three Business Days after the payee has served notice that additional payments are required and five Business Days before the Tax to which the additional payments relate is due without interest becoming payable (or would have been so due but for the availability of relief).

10.3
If and to the extent that a payee receives an additional amount under Clause 10.1 and the payee receives and realises the benefit of a refund of Tax or credit against Tax on its overall net income which is solely and directly attributable to the Tax that was withheld or deducted, then the payee shall reimburse to the person who paid the additional amount such amount as the payee shall determine so as to leave that payee, after that reimbursement, in no better or worse position than it would have been in if payment of the additional amount had not been required.

10.4
No payee shall be obliged to disclose any information regarding its Tax affairs or computations to any person.

11.   CREST

11.1
The Company will ensure that on or before 30 January 2004:

(a)
all necessary filings are made with the Registrar of Companies to facilitate the transfer of shares through CREST;

(b)
securities application forms are submitted by the Company to CRESTCo and the Ordinary Shares and Convertible Shares are admitted into CREST as Participating Securities with effect from Admission; and

(c)
the Registrar confirms to CRESTCo that it is the registrar for the Ordinary Shares and Convertible Shares.

12.   General Provisions

12.1
This Agreement shall operate for the benefit of and be binding upon the parties hereto and (in relation to Clauses 7 and 8) the Indemnified Persons and their respective successors or legal personal representatives.

12.2
The respective agreements, representations, warranties, undertakings, indemnities and other statements contained in or made pursuant to this Agreement will remain in full force and are to have effect, irrespective of anything revealed in any investigation made by or on behalf of any person, and will survive Admission.

12.3
The provisions of this Agreement are without prejudice to any liabilities which any of the parties may have under any rule of law or equity (including, without limitation, the FSMA and the US Securities Act).

12.4
Subject to Clause 8.7, the indemnities set out or referred to in this Agreement shall be in addition to and shall not limit, affect or prejudice any other right or remedy available to any Indemnified Person against any person (whether or not a party to this Agreement) including any right or remedy available to any party under or in relation to any other agreement with any other party hereto.

12.5
No neglect, delay or indulgence on the part of either of the Joint Sponsors or any other Indemnified Person in enforcing or invoking any provision of this Agreement shall operate as a waiver or release.

12.6
Notwithstanding any other rule of law or equity, any release, waiver or compromise or any other arrangement of any kind whatsoever which either of the Joint Sponsors may adopt or effect in connection with this Agreement shall not affect any right or privilege of any other party to this Agreement nor any other rights or privileges of any such party at law, in equity or otherwise.

12.7
No party may assign any of its rights under this Agreement without the consent of the other party.

12.8
The rights and obligations of each of the Joint Sponsors under this Agreement are several. Each Joint Sponsor shall (save as otherwise agreed between them) have the right to protect and enforce its rights without joining the other Joint Sponsor in any proceedings.

12.9
The failure by one of the Joint Sponsors to perform its obligations hereunder shall not affect the obligations of the Company, Granada or Carlton to the other Joint Sponsor and neither of the Joint Sponsors shall be liable to any other person for the failure by the other Joint Sponsor to perform its obligations hereunder.

12.10
Save as provided in Clause 12.1, a person who is not a party to this Agreement shall have no rights, whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise, to rely on or enforce any of its terms.

13.   Post-Admission Matters

13.1
The Company undertakes to each of the Joint Sponsors that it will:

(a)
procure the issue to the persons registered as members of the Company of definitive share certificates in respect of their holdings of Ordinary Shares and/or Convertible Shares or the settlement of such transactions within CREST if the relevant shareholders so wish in accordance with the terms of the Scheme described in the Scheme Document;

(b)
procure the delivery to the UK Listing Authority of a duly executed declaration in the form set out in Schedule 6 to the Listing Rules and any other documents the UK Listing Authority may reasonably require;

(c)
procure the delivery to the London Stock Exchange of any documents required by the London Stock Exchange in accordance with the Admission and Disclosure Standards and any other documents the London Stock Exchange may reasonably require; and

  procure the payment to the UK Listing Authority of any additional listing charges payable as a result of the price at which the Ordinary Shares and/or Convertible Shares open on the day Admission becomes effective.

14.   Counterparts

  This Agreement may be executed by any one of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute the same instrument.

15.   Entire Agreement

  Save for the Lazard Engagement Letter and the UBS Engagement Letter, this Agreement constitutes the entire agreement between the parties hereto in connection with the matters contemplated hereby. In particular, each of the parties hereto hereby acknowledges that it is not entering into this Agreement in reliance on any warranties, representations or undertakings howsoever or to or by whomsoever made except insofar as such are embedded in the warranties, representations and undertakings contained in this Agreement.

16.   Notices

16.1
Save as otherwise provided in this Agreement, any notice, demand or other communication to be served under this Agreement shall be in writing and shall be served upon any party hereto only by posting by first class post (if to an address in the same country) or air mail (if to an address in a different country) or delivering the same to its address given or referred to in this Clause 16 or sending the same by facsimile transmission to the number given in this Clause 16 for the addressee or at such other address or number as it may from time to time notify in writing in accordance with this Clause 16.

16.2
A notice or demand served by first class post shall be deemed duly served on an addressee in the same country forty-eight hours (disregarding days which are not Business Days) after posting, a notice or demand served by air mail shall be deemed duly served on an addressee in a different country on receipt and a notice or demand delivered personally or sent by facsimile transmission shall be deemed duly served at the time of delivery or transmission (save that if the delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day the notice or demand shall be deemed duly served at 8.30 a.m. on the next Business Day following delivery or transmission) and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was left at or delivered to the correct address of the party to be served as provided in this Agreement or in the case of properly stamped or franked first class post, addressed to the address of the party to be served given in this Clause 16 and placed in the post and, in the case of a facsimile transmission, that such facsimile was duly transmitted to the number of the party to be served given in this Clause 16 and an electronic acknowledgement was received.

16.3
All notices, demands or other communications given under this Agreement, shall be given to the following addresses and numbers:

If to the Company to:	ITV PLC The London Television Centre Upper Ground London SE1A 9LT
For the attention of: Company Secretary
Fax Number: 020 7620 2864
Telephone Number: 020 7620 1620
If to Granada to:	Granada plc The London Television Centre Upper Ground London SE1A 9LT
For the attention of: Company Secretary
Fax Number: 020 7620 2864
Telephone Number: 020 7620 1620
If to Carlton:	Carlton Communications Plc 25 Knightsbridge London SW1X 7RZ
For the attention of: Company Secretary
Fax Number: 020 7663 6300
Telephone Number: 020 7663 6363
If to Lazard:	Lazard & Co., Limited 50 Stratton Street London W1J 8LL
For the attention of: Legal and Compliance Department
Fax Number: 020 7072 6404
Telephone Number: 020 7187 2000
If to UBS:	UBS Limited 1 Finsbury Avenue London EC2M 2PP
For the attention of: Equity Capital Markets Group
Fax Number: 020 7568 1081
Telephone Number: 020 7567 8000

17.   Governing Law and Jurisdiction

17.1
This Agreement and the relationship among the parties to it shall be governed by and interpreted in accordance with English law.

17.2
The parties agree that the courts of England are to have exclusive jurisdiction to settle any dispute (including claims for set-off and counter claims) which may arise in connection with the creation, validity, effect, interpretation, or performance of, or of legal relationships established by, this Agreement or otherwise arising in connection with this Agreement and for such purposes irrevocably submit to the jurisdiction of the English courts.

17.3
The parties irrevocably agree that a judgment order of any court referred to in this Clause in connection with this Agreement is to be conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

        IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

Schedule 1
Definitions and Interpretation

1.
In this Agreement, the following expressions shall have the meanings set out below:

  Admission means the admission of the whole of the Company's ordinary share capital and/or convertible share capital (as the case may be) to the Official List becoming effective in accordance with the Listing Rules and admission of the whole of the Company's ordinary share capital and/or convertible share capital (as the case may be) to trading on the London Stock Exchange's market for listed securities becoming effective in accordance with the Admission and Disclosure Standards;

  Admission and Disclosure Standards means the Admission and Disclosure Standards of the London Stock Exchange;

  associate means, in relation to a party to this Agreement, a company or undertaking in which the party has or, at the relevant time to which any provision of this Agreement in which the term is used relates, had a direct or indirect interest entitling it to receive, or to include or reflect in its accounts, more than 30 per cent, of the annual income or profits of the company or undertaking concerned or in relation to which the relevant party to this Agreement is able to remove directors (or their equivalent) able to cast the majority of votes on any material matter;

  Business Day means a day (excluding Saturdays and Sundays) on which banks are generally open for normal banking business in the City of London;

  Claim means any claim (whether or not successful, compromised or settled), action, liability, demand, proceeding or judgment;

  Companies Act means the Companies Act 1985;

  Contractual Liability Limitation has the meaning given in Clause 8.5;

  Carlton ADRs means American depository receipts evidencing Carlton American depository shares, each representing five ordinary shares of 5 pence each in the capital of Carlton;

  Carlton Directors means the directors of Carlton, as described in the Listing Particulars;

  Carlton Ordinary Share Scheme means the proposed scheme of arrangement under Section 425 of the Companies Act between Carlton and the holders of ordinary shares of Carlton described in the Scheme Document;

  Carton Preference Share Scheme means the proposed scheme of arrangement under Section 425 of the Companies Act between Carlton and the holders of preference shares of Carlton described in the Scheme Document;

  Carlton Schemes means the Carlton Ordinary Share Scheme and the Carlton Preference Share Scheme;

  Carlton Working Capital Memorandum means the working capital board memorandum in the agreed form in respect of Carlton prepared by the Carlton Directors, including any updates and supplements thereto;

  Constitutional Documents means, in relation to any company, the memorandum of association and articles of association of the company concerned from time to time in force;

  Convertible Shares means the convertible shares of 10 pence each in the capital of the Company;

  CREST means the system of paperless settlement of trades and the holding of uncertificated shares administered by CRESTCo;

  CRESTCo means CRESTCo Limited, a company incorporated under the laws of England and Wales;

  Expense means any losses, costs, penalties, charges or expenses (including legal fees properly incurred) and taxes (other than corporation tax incurred by the relevant Indemnified Person on its actual net income, profit or gains);

  Formal Notice means the formal notice to be published in connection with Admission as required under paragraph 8.7 of the Listing Rules;

  FSMA means the Financial Services and Markets Act 2000;

  Granada Directors means the directors of Granada, as described in the Listing Particulars;

  Granada Scheme means the proposed scheme of arrangement under Section 425 of the Companies Act between Granada and the shareholders of Granada described in the Scheme Document;

  Granada Working Capital Memorandum means the working capital board memorandum in the agreed form in respect of Granada prepared by the Granada Directors, including any updates and supplements thereto;

  Group means the Company and its subsidiary undertakings and associates immediately following Admission;

  Indemnified Person has the meaning given in Clause 7.1;

  ITV Directors means the directors of the Company, as described in the Listing Particulars;

  ITV Working Capital Memorandum means the working capital board memorandum in the agreed form in respect of the report prepared by the ITV Directors, including any updates and supplements thereto;

  Joint Sponsors means Lazard and UBS;

  KPMG means KMPG Audit Plc of PO Box 486, 1 Puddle Dock, London EC4V 3PD;

  KPMG Report means the accountants' report on the Group prepared by KPMG and set out in Part 5 of the Listing Particulars;

  Lazard Engagement Letter means the letters dated 28 November 2002 and 15 October 2002 exchanged between Granada and Lazard relating, inter alia, to the Merger;

  Lazard Group means Lazard LLC and its subsidiary, controlling, associated and affiliated undertakings, together with any subsidiary or associated undertakings of any such undertakings, from time to time;

  Liability Limitation has the meaning given in Clause 8.4;

  Listing Documents means the Listing Particulars, the Formal Notice, the press announcement issued by the Company dated 16 October 2002, any Supplementary Listing Particulars and any amendments or supplements to any such documents;

  Listing Particulars means the listing particulars in the agreed form to be published by the Company in relation to Admission and dated the same date as this Agreement and including any amendments or supplements thereto;

  Listing Rules means the Listing Rules of the UK Listing Authority;

  London Stock Exchange means London Stock Exchange plc;

  Lovells means Lovells of 50 Holborn Viaduct, London EC1A 2FG;

  material means, when used in Schedule 4, material to an informed assessment of the assets, liabilities, profits, losses, financial position and prospects of the Company and the Group taken as a whole or material in the context of Admission;

  material adverse effect means any adverse effect upon, or any adverse change in, the condition, financial or otherwise, or in the earnings, business affairs or prospects of the Group, whether or not arising in the ordinary course of business, which is material in the context of Admission or the arrangements contemplated by the Listing Particulars or this Agreement;

  Merger means the merger of Granada and Carlton to be effected pursuant to the Schemes;

  Merger Agreement means the agreement dated 16 October 2002 between Granada and Carlton relating to the Merger;

  NASDAQ means The Nasdaq Stock Market, Inc.;

  Official List means the Official List of the UK Listing Authority;

  Ordinary Shares means the ordinary shares of 10 pence each in the capital of the Company;

  Participating Securities has the meaning given in the Uncertificated Securities Regulations 2001;

  PricewaterhouseCoopers means PricewaterhouseCoopers of 1 Embankment Place, London WC2A 6RH;

  Relevant Obligations means the obligation of Lazard or UBS (as the case may be) arising in connection with its agreement to act as Joint Sponsor to the Company in connection with the Admission arising under the Lazard Engagement Letter or the UBS Engagement Letter, respectively;

  Resolutions means the resolutions to be proposed at the extraordinary general meetings and the court meetings of Granada and Carlton, respectively, as set out in the Scheme Document;

  Scheme Document means the circular in the agreed form to be issued by Granada and Carlton to their shareholders in connection with the Schemes, including any amendments or supplements thereto;

  Schemes means the Granada Scheme and the Carlton Schemes;

  Slaughter and May means Slaughter and May of One Bunhill Row, London, EC1Y 8YY;

  subsidiary has the meaning given in Section 736 of the Companies Act;

  subsidiary undertaking has the meaning given in Section 258 of the Companies Act;

  Supplementary Listing Particulars means any supplementary listing particulars required to be published by the Company pursuant to Section 81 of the FSMA and the Listing Rules;

  Tax means all taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever together with all penalties, charges and interest relating to any of the foregoing and regardless of whether the person concerned is primarily liable or not, including (without limitation) corporation tax, advance corporation tax, income tax, capital gains tax, value added tax, national insurance contributions, capital duty, stamp duty, stamp duty reserve and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, and personal property;

  Tax authority means any tax or other authority (whether within or outside the United Kingdom) competent to impose any liability to Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax;

  Third Party has the meaning given in Clause 8.4;

  Transaction Documents means the Listing Documents and the Scheme Document;

  UBS Engagement Letter means the letter dated 11 October 2002 exchanged between Carlton and UBS relating to UBS' appointments as financial advisor to Carlton in relation, inter alia, to the Merger;

  UBS Group means UBS AG and any subsidiary, branch or affiliate;

  UK Listing Authority means the Financial Services Authority acting in its capacity as the competent authority for the purposes Part VI of the FSMA;

  Warranty means a representation, warranty or undertaking given pursuant to Clause 6 and/or set out in Schedule 4; and

  Working Capital Memoranda means the ITV Working Capital Memorandum, the Granada Working Capital Memorandum and the Carlton Working Capital Memorandum, or any of them, as appropriate.

2.
References in this Agreement to any Recital, Clause or Schedule are to recitals of, clauses of, and schedules to, this Agreement (except where the context otherwise requires).

3.
Headings in this Agreement shall not affect its interpretation.

4.
In this Agreement, words incorporating the singular only shall include the plural and vice versa and references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships (including limited partnerships) and wherever any such associations or partnerships are formed or organised.

5.
References to any statute, regulation or part thereof in this Agreement shall be construed as references thereto as amended or re-enacted (whether before or after the date of this Agreement) or as the application thereof is modified by other provisions prior to the date hereof or subsequently (PROVIDED THAT no modification subsequent to the date of this Agreement shall increase or extend the liability of any party under this Agreement), shall be construed as including references to any provision of which they are re-enactments (whether with or without modification) and shall be construed as including references to any order, instrument, regulation or other subordinate legislation made pursuant thereto.

6.
References in this Agreement to times and dates are to London times and dates.

7.
References in this Agreement to any document expressed to be in the agreed form means a document in the form initialled, for the purpose of identification only, by the respective legal advisers to the parties to this Agreement subject to any changes which the Company, Granada, Carlton and the Joint Sponsors may agree; no such initialling shall imply approval of all or any part of its contents by or on behalf of the person initialling it or either of the parties to this Agreement.

8.
References in this Agreement to any document being a certified copy means a copy of such document certified by a Director or the Secretary of the Company, Granada or Carlton, as the case may be.

9.
Each reference in this Agreement to a breach of any of its provisions includes a reference to any of the warranties given in this Agreement being inaccurate or misleading.

10.
Each reference in this Agreement to the subsidiary undertakings or associates of the Company includes a reference to undertakings of that nature immediately following Admission.

SCHEDULE 2

Delivery of Documents

Part 1: Documents to be delivered to Joint Sponsors
(the Company)

Document		No of copies	Execution requirements
1.	Application for admission to the Official List (Schedule 3A)	3	Signed original (for UKLA), together with 2 certified copies
2.	Responsibility letter from each ITV Director relating to the Listing Particulars together with powers of attorney (as applicable)	3	3 certified copies
3.	Listing Particulars bearing evidence of the formal approval of the UK Listing Authority, pursuant to the Listing Rules	2	Certified copies
4.	Evidence that copies of the Listing Particulars have been delivered to the Registrar of Companies for registration pursuant to Section 83 of the FSMA	2	In a form satisfactory to the Joint Sponsors
5.	Listing Particulars and each of the other Listing Documents	3
			One copy of the Listing Particulars to be signed by each of the ITV Directors (or by their agents or attorneys duly authorised in writing, in which case, together with three certified copies of any such authorisation)
6.	Minutes of the meetings of the board of directors of the Company, or a duly authorised committee thereof, approving the Listing Documents and (where appropriate) the other documents referred to in this Agreement and authorising the steps to be taken by the Company in connection with its application for Admission, including the execution of this Agreement, in the agreed form	2	Certified copies
7.	Minutes of a meeting of the Board of Directors of the Company appointing any committee such as is referred to in paragraph 7 above	2	Certified copies
8.	Memoranda and/or letters each in the agreed form prepared by KPMG:	2 of each	Copies (or originals to the extent that they are addressed to Joint Sponsors)

	(a)	confirming the correct extraction of certain financial information in the Listing Particulars
	(b)	confirming that the Company's statement relating to paragraph 2.15 of the Listing Rules has been made after due and careful enquiry
	(c)	providing comfort on there being no significant change in the financial position of the Company
	(d)	providing comfort on there being no significant/material change in the financial and trading position of Granada
	(e)	concerning the omission of information from the Listing Particulars in accordance with paragraph 6.E.11(d) of the Listing Rules
	(f)	in relation to the pro forma net asset statement included in the Listing Particulars (paragraph 12.35)
	(g)	in relation to Granada's schedule of indebtedness
	(h)	in relation to the narrative description of GAAP differences included in the Listing Particulars
	(i)	in relation to KPMG's independence of the Company (paragraph 3.5 of the Listing Rules)
9.	Memoranda and/or letters each in the agreed form prepared by PwC:		2 of each	Copies
	(a)	confirming the omission of information from the Listing Particulars in accordance with paragraph 6.E.11(d) of the Listing Rules
	(b)	providing comfort on there being no significant change in the financial and trading position of Carlton and accurate extraction of financial information
10.	Memoranda and/or letters each in the agreed form prepared jointly by KPMG and PwC:		2 of each	Copies (or originals to the extent that they are addressed to Joint Sponsors)
	(a)	providing comfort on the ITV Working Capital Memorandum

	(b) providing comfort on the merger benefit statements in the Listing Particulars
11.	ITV Working Capital Memorandum	3	Signed original and certified copies
12.	Company's Constitutional Documents	3	Certified copies
13.	KPMG Report	3	Signed original x1 (and 2 certified copies for Joint Sponsors)
14.	Letters of consent from KPMG and PricewaterhouseCoopers referred to in the Listing Particulars	2 of each	Signed originals and certified copies
15.
	Letters addressed to the Joint Sponsors duly signed by KPMG, PricewaterhouseCoopers, Hoare Govett, Lovells and Slaughter and May in relation to paragraph 2.12 of the Listing Rules and dated the same date as the Listing Particulars, each in the agreed form	2 of each	Originals
16.	Letter to the UK Listing Authority duly signed by each of the Directors in the terms of paragraph 5.5 of the Listing Rules and dated the same date as the Listing Particulars, in the agreed form	3	Original (x1) (for UKLA) and certified copies for Joint Sponsors
17.	Formal Notice bearing evidence of the formal approval thereof by the UK Listing Authority	3	Original (for UKLA) and 2 copies for Joint Sponsor
18.
	Letters addressed to the Joint Sponsors from the Company pursuant to paragraphs 2.13, 2.15, 2.18 and 2.20 of the Listing Rules and dated the same date as the Listing Particulars, each in the agreed form	2 of each	Signed originals
19.	Letters to the UK Listing Authority duly signed by Hoare Govett in the terms of paragraph 6.E.11 of the Listing Rules and dated the same date as the Listing Particulars, each in the agreed form	3 of each	Copies
20.	The other documents stated in the Listing Particulars as being available for inspection	2 of each	Copies
21.	Press announcement on date of publication of Listing Particulars	2	Copies

Part 2: Documents to be delivered to Joint Sponsors
(Granada)

Document		No of copies	Execution requirements
1.	Scheme Document (in conjunction with Carlton)	2	Copies
2.	Responsibility letter from each Granada Director relating to the Scheme Document (together with Powers of Attorney)	3	Original and 2 certified copies
3.	Extract of minutes of a meeting of the board of directors of Granada, or a duly authorised committee thereof, authorising the execution of this Agreement, in the agreed form	2	Certified copies
4.	Letter addressed to the Joint Sponsors and ITV from Granada pursuant to paragraph 2.12 of the Listing Rules and dated the same date as the Listing Particulars	2	Signed originals
5.	Granada Working Capital Memorandum	2	Original
6.	Letter from KPMG dated the date of the Scheme Document providing comfort on the Granada standalone working capital position	2 of each	Signed copies

Part 3: Documents to be delivered to Joint Sponsors
(Carlton)

Document		No of copies	Execution requirements
1.	Scheme Document (in conjunction with Granada)	2	Copies
2.	Responsibility letter from each Carlton Director relating to the Scheme Document together with Powers of Attorney
3.	Minutes of a meeting of the board of directors of Carlton, or a duly authorised committee thereof, approving the Scheme Document and (where appropriate) the other documents referred to in this Agreement, authorising their issue and authorising the execution of this Agreement	2	Certified copies
4.	Extract of minutes of the meeting of the Board of Directors of Carlton appointing any committee such as is referred to in paragraph 1 above	2	Certified copies
5.	Letter addressed to the Joint Sponsors from Carlton pursuant to paragraph 2.12 of the Listing Rules and dated the same date as the Listing Particulars	2	Signed originals
6.	Carlton Working Capital Report	2	Originals
7.	Letter from PwC to ITV concerning the extraction of financial information relating to Carlton	3	Original (for ITV) and 2 certified copies
8.	PwC Report contained in Part 4 of the Listing Particulars	2	Signed originals
9.	Letters from PwC dated the date of the Scheme Document	2 of each	Signed copies
	(a) containing a report on the Carlton Working Capital Report
	(b) providing comfort on the Carlton standalone working capital position
	(c) statement of adjustments re the Carlton accountants' report
	(d) providing comfort on there being no significant change in the financial and trading position of Carlton

Part 4: Documents to be prepared by Joint Sponsors

Document		No of copies	Execution requirements
1.	Joint Sponsors working capital letter in accordance with paragraph 2.18 of the Listing Rules	1	Copy
2.	Consent letter (Listing Particulars and Scheme Document)	1 of each	Originals
3.	Joint Sponsors Schedule 4A declarations	1 of each	Copies
4.	Schedule 1A confirmation of independence	2 of each	Copies and Originals
5.	Paragraph 2.24 letter	2	Copies and Original

Part 5: Additional Documents required by the UK Listing Authority and
London Stock Exchange (48 hour documents)

Document		No of copies	Execution requirements
1.	Board resolution of the Company allotting shares pursuant to the Schemes	3	Certified copies (for UKLA and Joint Sponsors)
2.	Certificate of Incorporation of the Company	3	Certified copies
3.	Copy of the newspaper containing the Formal Notice	3	Certified copies
4.	Copy of the certificate of registration issued by the Registrar of Companies in relation to the Scheme	3	Certified copies
5.	Application for Admission to Trading (Form 1 of the Standards) for the Company	3	Signed original (x1) and 2 certified copies
6.	Shareholder Statement (Schedule 2)	1	Original
7.	Schedule 6 Declaration	3	Signed original (for UKLA), together with 2 certified copies

Part 6: Documents to be delivered to the Joint Sponsors immediately prior to Admission

Document		No of copies	Execution requirements
1.	The Company's CREST application form	3	Signed original (for CRESTCo) and 2 certified copies
2.	The Company's CREST enablement letter	3	Signed original (for CRESTCo) and 2 certified copies
3.	Letter from the Company to the Registrars confirming their appointment to act as Registrars	2	Certified copies

Schedule 3

Undertakings

1.
The Company shall promptly provide to each of the Joint Sponsors, during the period commencing on the date hereof and ending on the date that is 60 days after Admission, as many copies of the Listing Particulars and any supplements or amendments thereto as it may reasonably request.

2.
The Company shall procure that each of the Listing Documents is published in accordance with the Listing Rules and the Admission and Disclosure Standards (insofar as they apply) and that:

(a)
a press release in the agreed form is delivered to a Regulatory Information Service in time for release not later than 7.30 am on the date of this Agreement (or such later time and/or date as Carlton and Granada may agree with the Joint Sponsors);

(b)
sufficient copies of the Listing Particulars are made available at the appropriate times and places to the public;

(c)
sufficient copies of the Listing Particulars are made available to the UK Listing Authority and the London Stock Exchange, in accordance with the requirements of the UK Listing Authority and the London Stock Exchange;

(d)
the documents described in the Listing Particulars as being available for inspection are made available as described; and

(e)
the Formal Notice shall be published in the Financial Times (or other national newspaper approved by the Joint Sponsors and published in the United Kingdom) no later than the Business Day after the date of publication of the Listing Particulars.

3.
Each of the Company, Granada and Carlton severally undertakes that, insofar as it has power to do so, it will ensure that (a) the Listing Particulars are delivered to the Registrar of Companies on the date of this Agreement and (b) Section 81 of the FSMA is fully complied with in connection with Admission.

4.
Each of the Company, Granada and Carlton severally undertakes to bring to the notice of each of the Joint Sponsors as soon as reasonably practicable any significant change or significant new matter of which it is, or becomes, aware (each as defined in Section 81 of the FSMA) and that every such change or matter shall be dealt with in accordance with Section 81 of the FSMA, the Listing Rules and the Admission and Disclosure Standards.

5.
Each of the Company, Granada and Carlton severally undertake to make no public announcement or communication (other than the Listing Particulars) concerning themselves or any of them which may be material in the context of Admission without prior consultation with the Joint Sponsors (save in the case of any public announcement or communication which refers directly or indirectly to either or both of the Joint Sponsors, which shall only be made with the consent of the Joint Sponsors) between the date hereof and the date which is 60 days after Admission or the date on which this Agreement is terminated in accordance with Clause 9, whichever is earlier.

6.
Each of the Company, Granada and Carlton severally undertakes to execute or to procure to be executed all such documents, to provide or procure to be provided all such information and to do or procure to be done all such things as it shall have the right or power to provide or procure to be provided or to do or procure to be done (i) as may be reasonably required by the Joint Sponsors to enable the Joint Sponsors to discharge their obligations under this Agreement or pursuant to or in connection with Admission or (ii) as may be required by, or necessary to comply with the requirements of, the UK Listing Authority or the London Stock Exchange or any applicable law or regulation for the purposes of, or in connection with, Admission or any relevant continuing obligations from time to time following Admission.

7.
Each of the Company, Granada and Carlton severally undertake, save as required by law, the Listing Rules or the Admission and Disclosure Standards, that:

(a)
without the prior consent of the Joint Sponsors (such consent not to be unreasonably withheld), between the date hereof and Admission; or

(b)
without first consulting with the Joint Sponsors in the period of 30 calendar days following Admission,

  each will not, and will procure that none of their respective subsidiaries will, allot, issue or grant, or enter into any agreement, commitment, or arrangement to allot, issue or grant, any rights in respect of any securities of the Company (except for (i) the allotment and issue of the Ordinary Shares pursuant to the Schemes; (ii) the issue of Ordinary Shares by the Company (or ordinary shares in the share capital of Granada or Carlton by Granada or Carlton, respectively) upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and as fairly disclosed in the Listing Particulars; and (iii) the grant of options under, or allotment and issue of shares pursuant to options under, any employee share scheme of the Company, Granada or Carlton and, in each case, in accordance with normal practice).

8.
Each of the Company, Granada and Carlton severally undertakes immediately to notify the Joint Sponsors if it comes to its knowledge at any time on or before Admission that any of the representations or warranties given by it in this Agreement was (or may have been) untrue, inaccurate or misleading in any respect when given or has ceased (or may have ceased) to be true and accurate or has become (or may have become) misleading in any respect or if it becomes aware of any circumstance which would or might cause any of those representations or warranties to become untrue, inaccurate or misleading in any respect if they were repeated at any time on or before Admission or if it becomes aware, prior to such date, that a matter has arisen which might reasonably be considered to give rise to a claim under any of the indemnities referred to in Clause 8.

Schedule 4

Representations, Warranties and Undertakings

1.     Public Documents

1.1
The Listing Documents do not contain any material untrue or inaccurate statement of fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; all forecasts, estimates and expressions of opinion, intention or expectation contained in such documents are truly and honestly held and made on reasonable grounds and after due and careful inquiry and consideration and all expressions of opinion, intention or expectation attributed to any other person are considered by the Company to be fair and not misleading.

1.2
The Listing Documents have been properly verified by persons reasonably believed by the Company, Granada and Carlton to have appropriate knowledge and responsibility and contain all particulars and information required by, and will comply with, the Companies Act, the FSMA, the Listing Rules (save for those items of information for which derogations have been obtained pursuant to the Listing Rules), the Admission and Disclosure Standards and all other relevant laws and regulations in any jurisdiction and, having regard to the particular nature of the Company and the Group and the Company's share capital and the other matters referred to in Sections 80(2), (3) and (4) of the FSMA, the Listing Particulars contain all such information as investors and their professional advisers would reasonably require, and reasonably expect to find therein, for the purpose of making an informed assessment of the matters specified in Section 80(1) of the FSMA in relation to the Company and the Group.

1.3
Without limitation to Warranties 1.1 and 1.2:

(a)
the statements contained in the Listing Particulars relating to the Group's material contingent liabilities and any significant change in the financial or trading position of the Group since 4 December 2003 in relation to the Company and 30 September 2003 in relation to Granada and Carlton are true and accurate in all material respects and not misleading in any material respect; and

(b)
the statements in the Listing Particulars relating to the Group's current trading, prospects and working capital represent the true and honest belief of the ITV Directors and are made on reasonable grounds.

1.4
All statements made in writing by or on behalf of the Company in connection with any application to the UK Listing Authority for certain information to be omitted from the Listing Particulars are true and accurate in all material respects and are not materially misleading and there are no material facts which have not been disclosed to the UK Listing Authority in connection therewith which by their omission make any such statements misleading in any material respect or which, on the basis of discussions with its advisers, the Company considers are material for disclosure to the UK Listing Authority.

1.5
There are no matters other than those disclosed in the Listing Particulars which should be taken into account by the UK Listing Authority or the London Stock Exchange in considering the suitability for listing of the Ordinary Shares the subject of Admission.

1.6
No statements of fact contained in any Supplementary Listing Particulars will contain any material untrue or inaccurate statement of fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; all forecasts, estimates and expressions of opinion, intention or expectation contained in such documents will be truly and honestly held and made on reasonable grounds and after due and careful inquiry and consideration; and all expressions of opinion, intention or expectation attributed to any other person will be considered by the Company to be fair and not misleading.

1.7
If any Supplementary Listing Particulars are published in accordance with Section 81 of the FSMA, then the Listing Particulars, together with such Supplementary Listing Particulars, will contain all such information as investors and their professional advisers would reasonably require, and reasonably expect to find therein, for the purpose of making an informed assessment of the matters specified in Section 80 of the FSMA in relation to the Company and the Group.

1.8
The Formal Notice complies with the Listing Rules and is true and accurate in all material respects.

1.9
Each statement of fact contained in the Scheme Document is true and accurate in all material respects and not misleading. Each forecast, estimate and expression of opinion, intention or expectation contained in the Scheme Document is made on reasonable grounds, is honestly held and has been made after due and careful enquiry and consideration.

1.10
No information has been omitted from the Scheme Document which might make any statement in the Scheme Document untrue, inaccurate or misleading or which, in the context of the Merger, is material for disclosure in Document.

1.11
The Scheme Document complies in all respects with the Companies Act, the relevant requirements of the UK Listing Authority, the London Stock Exchange and all other relevant laws and regulations in any jurisdiction.

2.     Authorisations and Capacity

2.1
This Agreement has been, or will be, duly authorised, executed and delivered by the Company, Granada and Carlton and will constitute a legal, valid and binding agreement of the Company, Granada and Carlton enforceable in accordance with its terms.

2.2
The Merger Agreement has been duly authorised and executed and delivered by Granada and Carlton and constitutes a legal, valid and binding agreement of Carlton and Granada enforceable in accordance with its terms.

2.3
The Company has the requisite power and authority under its Constitutional Documents and pursuant to resolutions passed in general meeting to allot and issue the Ordinary Shares to be issued in connection with the Merger and pursuant to the Schemes, to effect the Schemes and to perform its obligations under this Agreement in accordance with its terms and, subject to the approval of the Court, without any further sanction or consent.

2.4
Subject to the passing of the Resolutions, Granada and Carlton have the requisite power under their respective Constitutional Documents to effect, and in all other respects may lawfully effect, the Merger and may perform their respective obligations under this Agreement and, subject to the approval of the Court, without any further sanction or consent.

2.5
The Company is a public limited company incorporated and validly existing under English law and has been in continuous existence since its incorporation. It has, since incorporation, never traded (other than in relation to liabilities incurred in connection with the transactions referred to in the Listing Particulars) or owned any assets and has the right, power and authority to carry on its activities in the ordinary course of business.

2.6
The Ordinary Shares will, when issued as contemplated in the Listing Particulars, be fully paid and not subject to any lien, encumbrance or restriction on transfer imposed by the Company (other than as set out in the Company's Constitutional Documents) and will confer upon any holder of such Ordinary Shares the rights and restrictions set out or referred to in the Constitutional Documents of the Company or the Listing Particulars.

2.7
The ITV Directors are all of the present directors of the Company and it is not currently proposed that any other person will be a director of the Company.

2.8
The Merger, and each action taken or to be taken in connection therewith, complies in all respects with all applicable laws and regulations.

3.     Working Capital Memoranda

  Each of the ITV Working Capital Memorandum, the Granada Working Capital Memorandum and the Carlton Working Capital Memorandum has been approved by the ITV Directors, the Granada Directors and the Carlton Directors, respectively, and has been prepared with due care and consideration and on the bases and assumptions stated therein which the Company, Granada and Carlton, as appropriate, believe to be reasonable. Each expression of opinion, intention or expectation contained in each of the Working Capital Memoranda is made on reasonable grounds, is honestly held and is fairly based. There is no other material fact known to either of the Company, Granada or Carlton, as appropriate, and no other assumption which ought reasonably to have been taken into account in preparing each of the Working Capital Memoranda.

4.     Repayment of Borrowings and Default

  No material outstanding indebtedness of the Company, Granada or Carlton or any of their respective subsidiaries (each a Group Company) has become repayable before its stated maturity, nor has any security in respect of such indebtedness become enforceable by reason of default by a Group company and no event has occurred or is, to the best of the knowledge, information and belief of each of the Company, Granada or Carlton (having made due and careful enquiry), impending which, with the lapse of time or the fulfilment of any condition or the giving of notice or the compliance with any other formality, may result in any such indebtedness becoming so payable or any such security becoming enforceable and no person to whom any indebtedness of a Group company which is repayable on demand is owed, has demanded or to the best of the knowledge, information and belief of each of the Company, Granada or Carlton (having made due and careful enquiry) threatened to demand repayment of, or to take any steps to enforce any security for, the same.

5.     Contracts and Arrangements

5.1
The implementation of the Merger will not result in the termination, rescission or repudiation, and will not give rise to any grounds for such termination, rescission, or repudiation (a termination right), of any contract which is material to the Group as a whole.

5.2
Neither the Company, Granada or Carlton or any of their respective subsidiaries is, in relation to any contract which is material to the Group as a whole, in default in respect of an obligation where such default gives rise to a termination right on the part of any other party to that contract.

6.     Licences

  The Group has all the material licences, authorisations, permissions and consents necessary or desirable to continue to run its business after Admission. Carlton and Granada have at all times in the previous 12 months complied in all material respects with all such material licences, authorisations, permissions and consents and neither Carlton nor Granada has received any notice that any such material licence, authorisation, permission and consent will be revoked or materially prejudicially amended in or is aware of any circumstances from which it is reasonable to conclude that such a material revocation or amendment may be proposed.

7.     ITV name

  The Company has the exclusive right to use the name "ITV plc".

8.     No registration

  It is not necessary in connection with the issuance of Ordinary Shares to the shareholders of Granada or to the shareholders of Carlton to register the Ordinary Shares under the United States Securities Act of 1933.

SIGNED by	)
for and on behalf of	)	HENRY STAUNTON
ITV PLC	)
SIGNED by for and on behalf of	)	GRAHAM PARROTT
GRANADA PLC	)
SIGNED by	)
for and on behalf of	)	PAUL MURRAY
CARLTON COMMUNICATIONS PLC	)
SIGNED by	)
for and on behalf of	)	EDWARD MASON
LAZARD & CO., LIMITED	)
SIGNED by	)
for and on behalf of	)	MYLES JOHNSON
UBS LIMITED	)
SIGNED by	)
for and on behalf of	)	INNA SIDOROVA
UBS LIMITED	)

CE040150068

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  Exhibit 4.8
Contents
Schedule 1 Definitions and Interpretation
SCHEDULE 2
Part 2: Documents to be delivered to Joint Sponsors (Granada)
Part 3: Documents to be delivered to Joint Sponsors (Carlton)
Part 4: Documents to be prepared by Joint Sponsors
Part 5: Additional Documents required by the UK Listing Authority and London Stock Exchange (48 hour documents)
Part 6: Documents to be delivered to the Joint Sponsors immediately prior to Admission
Schedule 3
Schedule 4